UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported): May 16, 2005

Commission File Number 0-50626

XCYTE THERAPIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1707622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1124 Columbia Street, Suite 130

Seattle, Washington 98104

(Address of principal executive offices and zip code)

(206) 262-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 17, 2005, Xcyte Therapies, Inc. (the “Company”) entered into a Separation Agreement and Mutual Release (the “Separation Agreement”) with Stewart Craig, Ph.D., the Company’s Chief Operating Officer and Vice President. The Separation Agreement is filed with this report as Exhibit 10.1 and its contents are incorporated by reference into this Item 1.01. The material terms and conditions of the Separation Agreement are summarized in the Item 5.02 below and the content of such summary is incorporated into this Item 1.01 by reference.

Item 2.02. Results of Operations and Financial Condition.

On May 16, 2005, the Company issued a press release announcing financial results for its fiscal quarter ended March 31, 2005 and announcing the updates to its clinical development plans, a copy of which is attached hereto as Exhibit 99.1 and incorporated into this Form 8-K by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On May 16, 2005, the Company issued a press release announcing its decision to focus its research and development efforts on HIV and to discontinue the planned Phase II/III clinical trial in CLL due primarily to delays and uncertainties regarding the Company’s ability to reach agreement with the United States Food and Drug Administration on a clinical trial protocol that would be feasible and affordable for the Company to pursue. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated into this Form 8-K by reference. As a result of this more limited clinical development plan, the Company reduced its workforce by approximately 14%, from 83 to 71 employees, on May 17, 2005. The Company will record a charge in the second quarter of 2005 of approximately $255,000, consisting of severance, benefits and outplacement services.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	On May 17, 2005, the Company terminated the employment of Stewart Craig, Ph.D., the Company’s Chief Operating Officer and Vice President. Pursuant to the Separation Agreement, Dr. Craig will receive $139,090 as severance, which amount consists of six months of his base salary (subject to applicable tax withholding) and includes the Company’s payment of COBRA benefits through November 30, 2005. Additionally, the vesting of the options to purchase shares of the Company’s common stock held by Dr. Craig shall accelerate such that an additional six months of vesting shall be credited to such options as of May 17, 2005. Dr. Craig has agreed to release the Company from any claims arising from or related to his employment relationship with the Company. The Separation Agreement is filed with this report as Exhibit 10.1 and its contents are incorporated by reference into this Item 5.02.

Robert Kirkman, M.D., the Company’s Chief Business Officer and Vice President, will assume most of the duties formerly performed by Dr. Craig with the balance of Dr. Craig’s duties assumed by Ronald Berenson, M.D., the Company’s Chief Executive Officer. The principal terms of Dr. Kirkman’s employment are summarized in the Company’s proxy statement for its 2005 annual meeting of stockholders filed with the SEC on April 29, 2005 and his employment agreement dated January 15, 2004 was previously filed as an exhibit to the Company’s Registration Statement on Form S-1( File No. 333-109653), originally filed with the SEC on October 10, 2003 as amended. Such summary and such exhibit are incorporated by reference into this Item 5.02.

Item 7.01. Regulation FD Disclosure.

Based on our more limited clinical development plan and the reduction in force described above, we believe that our current cash, cash equivalents and investments will be adequate to satisfy our capital needs through at least the end of 2006. We will likely seek additional financing prior to that time to, among other things, support our continuing product development, manufacturing and clinical trials in future periods. Furthermore, we expect to require additional funding before we are able to generate revenue, if at all, from our potential products. Additional financing may not be available on favorable terms, if at all. If we are unable to raise additional funds when we need them, we may have to delay, reduce or eliminate some or all of our development programs or our clinical trials. We also may have to license our technologies to others, including technologies that we would prefer to develop internally, to raise capital.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

	10.1	Separation Agreement and Mutual Release (the “Separation Agreement”) dated May 17, 2005 between Xcyte Therapies, Inc. and Stewart Craig, Ph.D.

	99.1	Press Release of Xcyte Therapies, Inc. dated May 16, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCYTE THERAPIES, INC.

By:	/s/ Kathi L. Cordova
Kathi L. Cordova Duly Authorized Officer of Registrant Senior Vice President of Finance and Treasurer

Date: May 18, 2005

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